EXHIBIT 10.6
Tandy Brands Accessories, Inc.
2009 Performance Unit Award Agreement
This award agreement (“Award Agreement”) sets forth the terms and conditions of the 2009 Performance Unit Program (the “Program”) which is governed by the Tandy Brands Accessories, Inc. 2002 Omnibus Plan (the “Plan”). This Award Agreement, together with the Plan, govern the rights under the Program with respect to the performance-based units (each, a “Performance Unit”) Awards granted under this Award Agreement, and set forth all of the conditions and limitations affecting such rights. Terms used in this Award Agreement that are not otherwise defined herein shall have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement. For purposes of this Award Agreement, “Company” means Tandy Brands Accessories, Inc., its affiliates, and/or its subsidiaries.
Award and Program Provisions
1.	Performance Units Granted: Performance Units granted to (the “Participant”).

2.	Date of Grant: January 19, 2009.

3.	Performance Cycle. The performance cycle commences on January 1, 2009, and ends on June 30, 2011 (the “Performance Cycle”).

4.	Performance Unit. Each Performance Unit shall be payable 50% in cash and 50% in shares of Common Stock of the Company, with the number of shares of Common Stock payable based on the Fair Market Value of the Common Stock of the Company on the date of grant, which was $1.9201. The value of a single Performance Unit shall equal $1.00.

5.	Performance Measure — Earnings Per Share. Earnings Per Share (“EPS”) shall be determined by dividing the Company’s consolidated net income or loss by the number of basic common shares of the Company for each twelve-month period, which shall begin each July 1 and end on the following June 30, in the Performance Cycle (each, a “Performance Year”). For purposes of determining EPS for the Performance Year ending June 30, 2009, such Performance Year shall include the period beginning July 1, 2008 and ending December 31, 2008, despite the fact that the Performance Cycle does not commence until January 1, 2009. All amounts necessary to calculate EPS for each Performance Year shall be determined in accordance with generally accepted accounting principles in the United States and, to the extent possible, based on disclosures in the Company’s consolidated financial statements; provided, however, with respect to the determination of:
(a)	consolidated net income or loss, the Company’s consolidated financial statements shall be adjusted to exclude, as applicable, the following possible actions or effects:
(i)	the cumulative effect(s) of changes in accounting principles;

(ii)	extraordinary items;

(iii)	recognized capital gains or losses; and

(iv)	such one-time, non-operating items as determined by the Board; and
(b)	the number of basic common shares, the calculation shall:
(i)	be made in accordance with the provisions of Financial Accounting Standards Board Statement No. 128, “Earnings per Share,” as amended and interpreted as of the date of this Award Agreement and without regard to subsequent revisions, amendments, interpretations, or replacements; and

(ii)	exclude the effects, if any, during the Performance Cycle of:
(A)	the issuance of securities in connection with the acquisition of assets or a business;

(B)	the declaration or payment of a stock dividend;

(C)	any recapitalization resulting in a stock split-up, combination, or exchange of shares of Common Stock; or

(D)	other increase or decrease in such shares of Common Stock effected without receipt of consideration by the Company.
6.	Amount of Performance Unit Award Earned: If not previously forfeited, on June 30, 2011, the Participant shall vest in and have a nonforfeitable right to the percentage of Performance Units that equals the average of the Achievement Percentages attained for each Performance Year in the Performance Cycle that corresponds with the EPS Performance Level Achieved for each such year as set forth in the table below.

	Performance	EPS Performance Level Achieved
	Year Ending	(Income (Loss))
	June 30,	Threshold		Target		Maximum
	2009	$		$		$
Achievement Percentage			50%		100%		200%
	2010	$		$		$
Achievement Percentage			50%		100%		200%
	2011	$		$		$
Achievement Percentage			50%		100%		200%
The Achievement Percentage for each Performance Year shall be interpolated to the actual EPS achieved for that Performance Year; provided, however, that if the actual EPS achieved for any Performance Year is (i) less than the corresponding threshold level set forth above, the Achievement Percentage for such Performance Year shall be 0% or (ii) greater than the corresponding maximum level set forth above, the Achievement Percentage for such Performance Year shall be 200%.
As described above, the percentage of Performance Units that shall vest at the end of the Performance Cycle shall be calculated by averaging the Achievement Percentages attained for each Performance Year in the Performance Cycle. By way of example, but not limitation:

•	If the actual EPS Performance Level Achieved for each of 2009, 2010 and 2011 was $ ___, $ ___and $ ___, respectively, the corresponding Achievement Percentages for each of 2009, 2010 and 2011 would be ___%, ___% and ___%, respectively.

•	Based on the foregoing, the percentage of Performance Units that would vest at the end of the Performance Cycle would be the average of the Achievement Percentages, or ___%.

•	As a result, the Performance Units earned would equal multiplied by ___%, or Performance Units.

•	Of the Performance Units earned, the Participant would be entitled to receive (a) 50% in cash, or $ (calculated by multiplying Performance Units by $1.00 and multiplying the product by 50%), and (b) 50% in shares of Common Stock, or shares (calculated by multiplying Performance Units by $1.00 and multiplying the product by 50%, then, dividing by $1.9201, the Fair Market Value of the Company’s Common Stock on the date of grant) with a cash settlement to be made for any fractional shares.
7.	Settlement of Award: The cash and shares of Common Stock underlying the Performance Units which vest pursuant to Section 6 of this Award Agreement shall be paid by the Company to the Participant as provided in Section 9 of this Award Agreement, subject to adjustment in accordance with Section 14 of this Award Agreement, with the number of shares of Common Stock distributed, if any, rounded down to the next whole share and a cash settlement made for any fractional shares. Evidence of the issuance of the shares of Common Stock pursuant to this Award Agreement may be accomplished in such manner as the Company or its authorized representatives shall deem appropriate including, without limitation, electronic registration, book-entry registration or issuance of a certificate or certificates in the name of the Participant or in the name of such other party or parties as the Company and its authorized representatives shall deem appropriate.

In the event the shares of Common Stock issued pursuant to this Award Agreement remain subject to any additional restrictions, the Company and its authorized representatives shall ensure that the Participant is prohibited from entering into any transaction, which would violate any such restrictions, until such restrictions lapse.

8.	Eligibility for Earned Performance Units: A Participant will be eligible to receive Performance Units in which the Participant has a vested interest pursuant to Section 6 of this Award Agreement only if:
(a)	The Participant was approved as a participant for the Performance Cycle; and

(b)	(i) The Participant:
(A)	continues to be employed by the Company through the end of the Performance Cycle; or

(B)	experiences a Termination of Service during the Performance Cycle due to death, Total and Permanent Disability or Retirement (for the purposes of this Agreement, “Retirement” shall mean any Termination of Service solely due to retirement upon attainment of age 65, or permitted Early Retirement as determined by the Committee. Early Retirement shall mean a person’s Termination of Service with the Company: (i) after attainment of age 55, but before attainment of age 65; and (ii) after completion of 15 years of service); or
(ii)	There is a Change of Control of the Company during the Performance Cycle.
If the Participant experiences a Termination of Service due to death, Total and Permanent Disability, Retirement or Early Retirement during the Performance Cycle, the Participant shall be eligible to vest in a fraction of the number of Performance Units in which the Participant may have otherwise vested under Section 6 of this Award Agreement for the Performance Cycle had the Participant remained employed until the end of the Performance Cycle. The fraction of the number of Performance Units in which the Participant will vest in connection with the Participant’s Termination of Service due to death, Total and Permanent Disability, Retirement or Early Retirement will be determined using a numerator which equals the number of complete Performance Years that have elapsed since the beginning of the Performance Cycle as of the date of the Participant’s Termination of Service and a denominator which is equal to the number of Performance Years in the Performance Cycle. In the event such pro-ration results in the Participant vesting in a fractional number of Performance Units, the number of Performance Units in which the Participant will vest will be rounded up to the nearest whole number.
Except as otherwise provided in this Award Agreement, all Performance Units that are not vested in connection with a Participant’s experiencing a Termination of Service as a result of the Participant’s death, Total and Permanent Disability, Retirement or Early Retirement shall be forfeited to the Company. In the event of a Participant’s death, the Participant’s beneficiary or estate shall be entitled to the Performance Units to which the Participant otherwise would have been entitled under the same conditions as would have been applicable to the Participant.
If there is a Change of Control of the Company during the Performance Cycle, the Participant shall vest in and have a nonforfeitable right to 200% of the Performance Units granted under Section 1 of this Award Agreement without regard to the actual Achievement Percentage attained for any Performance Year.
All Performance Units earned under this Section 8 shall be settled pursuant to the terms of Section 7 at the time provided in Section 9.
9.	Time of Payment: Distribution of the cash and shares of Common Stock corresponding to the Performance Units which vested pursuant to Section 6 of this Award Agreement, will be made:
(a)	To a Participant who (i) experiences a Termination of Service as a result of the Participant’s death, Total and Permanent Disability, Retirement or Early Retirement during the Performance Cycle, or (ii) remains employed with the Company for the entire Performance Cycle, as soon as administratively practicable following the end of the Performance Cycle, but not later than the last day of the calendar year in which the Performance Cycle ends.

(b)	In connection with a Change of Control during the Performance Cycle, within two and one half (2 1/2) months following the earlier of the date of a Section 409A Change of Control or the end of the Performance Cycle.

For purposes of this Award Agreement, a “Section 409A Change of Control” shall mean:

(i)	any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

(ii)	any one person, or more than one person acting as a group, acquires (or has acquired during any twelve (12) month period) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(iii)	a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iv)	any one person, or more than one person acting as a group, acquires (or has acquired during any twelve (12) month period) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.
The determination of whether a Section 409A Change of Control has occurred shall be made in accordance with the provisions of Code Section 409A and the regulations promulgated thereunder.
10.	Termination of Service for Other Reasons: In the event a Participant experiences a Termination of Service during the Performance Cycle by the Company for any reason other than those reasons set forth in Section 8, this entire Award shall forfeit and no payment shall be made to the Participant under this Award Agreement.

11.	Nontransferability: During the Performance Cycle, Performance Units awarded pursuant to this Award Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of Performance Units is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Performance Units, the individual’s right to such Performance Units shall be immediately forfeited to the Company, and this Award Agreement shall lapse.

12.	Community Interest of Spouse: The community interest, if any, of any spouse of a Participant in any of the Performance Units shall be subject to all of the terms, conditions and restrictions of this Award Agreement and the Plan, and shall be forfeited and surrendered to the Company upon the occurrence of any of the events requiring the Participant’s interest in such Performance Units to be so forfeited and surrendered pursuant to this Award Agreement.

13.	Rights: A Performance Unit represents an unsecured promise of the Company to pay cash and issue shares of Common Stock of the Company as otherwise provided in this Award Agreement. Other than the rights provided in this Award Agreement, the Participant shall have no rights of a stockholder of the Company (e.g., no right to vote the shares of Common Stock underlying the Performance Units or to receive any dividend or dividend equivalent thereon) until such Performance Units have vested and the related shares of Common Stock of the Company have been issued pursuant to the terms of this Award Agreement.

14.	Adjustments: In the event that the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of capital stock or other securities of the Company or its successor by reason of merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend or combination of shares of Common Stock, the Committee or the Board, subject to the provisions of the Plan and this Award Agreement, shall make an appropriate and equitable adjustment in accordance with the provisions of the Plan in the number and kind of Performance Units under this Award Agreement so that after such event each Participant’s proportionate interest shall be maintained as before the occurrence of such event. Any such adjustment made by the Committee or the Board shall be final and binding upon the Participant, the Company and all other interested persons.

15.	Requirements of Law: The granting of Performance Units under the Program and Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

16.	Inability to Obtain Authorization: The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, shall relieve the Company of any liability with respect to the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.

17.	Tax Withholding: The Company shall have the power and the right to deduct or withhold, or require the Participant or their beneficiary to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement.

18.	Share Withholding: With respect to withholding required upon any taxable event arising under this Award Agreement, by execution of this Award Agreement or any related acknowledgement, the Participant shall be deemed to have authorized the Company to withhold from the cash to be paid and/or shares of Common Stock issued as a result of the Participant’s vesting in the Performance Units, the cash and/or shares of Common Stock necessary to satisfy the Participant’s minimum required withholding, if any. The amount of the minimum required withholding and the cash and/or number of shares of Common Stock required to satisfy Participant’s minimum required withholding, if any, as well as the amount reflected on tax reports filed by the Company, shall be based on the cash to be paid and/or the Fair Market Value of the Common Stock on the day the liability is determined by the Company. Notwithstanding the foregoing, the Company may require that the Participant satisfy any required withholding by any other means the Company, in its sole discretion, considers reasonable. The obligations of the Company under this Award Agreement shall be conditioned on the Participant’s satisfaction of any required withholding.

19.	Administration: This Award Agreement and the rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and the Award Agreement, all of which shall be binding upon the Participant.

20.	No Right to Future Grants; No Right of Employment or Continued Employment: In accepting the Award granted hereunder, the Participant acknowledges that: (a) the Plan and this Program are established voluntarily by the Company, they are discretionary in nature and they may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Award Agreement; (b) the Award is voluntary and occasional and does not create any contractual or other right to receive future Awards; (c) all decisions with respect to future Awards, if any, will be at the sole discretion of the Company; (d) the Participant’s participation in the Program and Plan is voluntary; (e) the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) in the event that a Participant is an employee of the Company, the Award will not be interpreted to form an employment contract or relationship with the Company; (g) this Award shall not confer upon an individual any right to continuation of employment by the Company, nor shall this Award interfere in any way with the Participant’s or the Company’s right to terminate employment at any time; (h) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; (i) notwithstanding any terms or conditions of the Plan to the contrary, in the event of the termination of a Participant’s employment by the Company for any reason, the right to receive cash and shares of Common Stock under this Award Agreement, if any, will terminate effective as of the date that the Participant is no longer actively employed and will not be extended by any notice period mandated under any federal, state, provincial, or local law (including but not limited to the Worker Adjustment and Retraining Notification Act).

21.	Amendment to the Plan: The Committee may terminate, amend, or modify the Plan and this Program; provided, however, that no such termination, amendment, or modification of the Plan or this Program may in any way adversely affect a Participant’s rights under this Award Agreement, without the consent of the Participant or the Participant’s designated beneficiary.

22.	Successor: All obligations of the Company under the Plan and this Award Agreement, with respect to the Performance Units, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

23.	Applicable Laws and Consent to Jurisdiction: The validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Texas without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Award Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the State of Texas.

24.	Severability: The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

TANDY BRANDS ACCESSORIES, INC.

By:

Name:

Title:

Tandy Brands Accessories, Inc.
2009 Performance Unit Award Acknowledgement
**If this Acknowledgement is not dated, signed and returned as requested below, the award of Performance Units pursuant to the Award Agreement attached will be null and void and there will be no substitute award of Performance Units.**
Please acknowledge your agreement to participate in the Tandy Brands Accessories, Inc. 2002 Omnibus Plan (the “Plan”), receive performance-based units (“Performance Units”) under the 2009 Performance Unit Award Agreement (“Award Agreement”), attached, and to abide by all of the governing terms and provisions, by signing the following acknowledgement and agreement (“Acknowledgement”) and returning it to the Chief Financial Officer of Tandy Brands Accessories, Inc. at 690 East Lamar Boulevard, Suite 200, Arlington, Texas 76011 within thirty days of receipt. For purposes of this Acknowledgement, “Company” means Tandy Brands Accessories, Inc., its affiliates, and/or its subsidiaries.
Agreement to Participate
By signing this Acknowledgement and returning it to the Chief Financial Officer of Tandy Brands Accessories, Inc., I acknowledge that I have read the Plan and the Award Agreement dated January 19, 2009, and that I fully understand all of my rights under the Plan and the Award Agreement, as well as all of the terms and conditions which may limit my eligibility to retain or receive the Performance Units or cash and shares of Common Stock payable to me pursuant to the Plan and the Award Agreement.
I further acknowledge and agree that the Performance Units subject to the Award Agreement shall vest and the restrictions resulting in the forfeiture of the Performance Units shall lapse, if at all, only during the period of my service to the Company or as otherwise provided in the Award Agreement (not through the act of being granted the Performance Units).
I further acknowledge and agree that nothing in the Award Agreement or the Plan shall confer on me any right with respect to future awards or continuation of my service to the Company.
I acknowledge receipt of a copy of the Plan, represent that I am familiar with the terms and provisions thereof, and hereby accept the Award subject to all of the terms and provisions hereof and thereof. I have reviewed the Award Agreement and the Plan in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Acknowledgement, and fully understand all provisions of this Acknowledgement, the Award Agreement and the Plan.
I further acknowledge that the tax consequences associated with the Performance Units under the Award Agreement are complex and that the Company has urged me to review the federal, state, and local tax consequences of the award of Performance Units under the Award Agreement with my own tax advisors. I am relying solely on such advisors and not on any statements or representations of the Company or any of its agents. I understand that I, and not the Company, shall be responsible for my own tax liability that may arise as a result of the Award Agreement.

Date:
[name of participant]